EXHIBIT 99.1

Pharmasset Adds Two Cohorts to R7128 Hepatitis C Study

— Two 4-week cohorts will be enrolled to evaluate R7128 1500mg BID in HCV genotypes 2 and 3 prior non-responders and R7128 1000mg BID in HCV genotype 1 treatment-naive patients —

— Conference call scheduled for Friday, April 25, 2008 at 1:00 PM ET (US) and 7:00 PM CEST (Milan) —

PRINCETON, N.J. and MILAN, Italy, April 24, 2008 /PRNewswire-FirstCall via COMTEX News Network/ — Pharmasset, Inc. (Nasdaq: VRUS) will enroll two additional cohorts in the on- going Phase 1 study protocol to evaluate 4 weeks of combination therapy with R7128. R7128, a prodrug of PSI-6130, is a nucleoside analogue polymerase inhibitor of hepatitis c virus (HCV) that is being developed through Pharmasset’s collaboration with Roche.

Cohort 3 will study R7128 1000mg BID in treatment-naive patients with HCV genotype 1. This cohort is intended to provide clinical antiviral activity data in support of pharmacokinetic models from earlier studies. Cohort 4 will study R7128 1500mg BID in patients with HCV genotypes 2 and 3 who did not achieve a sustained virologic response (SVR) with previous interferon-based therapy. Cohorts 3 and 4 will both be dosed in combination with Pegasys (peginterferon alfa-2a) plus Copegus (ribavirin).

Patients in Cohorts 3 and 4 are scheduled to begin dosing by the end of May 2008. Preliminary safety and antiviral activity data from the 4-week combination studies are anticipated during the 3rd quarter of 2008. Cohorts 3 and 4 will be conducted in parallel with the global Phase 2b study preparation activities for R7128. The timing of the Phase 2b study is not dependent upon data from Cohorts 3 and 4.

“Our pharmacokinetic modeling of the 500mg and 1500mg cohorts of R7128 in combination with Pegasys plus Copegus suggests that the 1000mg dose could deliver a rapid virologic response (RVR) rate similar to the 1500mg dose,” stated Dr. Michelle Berrey, Pharmasset’s Chief Medical Officer. “The confirmatory results from this additional cohort will aid us in selecting the appropriate doses to evaluate in the global Phase 2b study that is being planned to evaluate R7128 in triple combination for up to 12 weeks.”

“R7128 is equally potent in vitro against HCV genotypes 1, 2, 3 and 4, and we believe it is clinically and commercially important to test R7128 in patients with these HCV genotypes,” stated Schaefer Price, Pharmasset’s Chief Executive Officer. “Twenty percent of U.S. HCV-infected patients and approximately 30% of European and Latin American HCV-infected patients have genotypes 2 and 3. These patients are currently treated with 24 weeks of pegylated-interferon plus ribavirin, but 20% of this population fails to achieve an SVR. By potentially addressing this unmet medical need in a patient population for whom the standard of care is only 24 weeks, we could possibly design shorter clinical trials that may provide a quicker path to the market for R7128.”

Separately, the results of the 4-week Phase 1 clinical trial evaluating two oral dose levels of R7128 (500mg and 1500mg) in combination with Pegasys plus Copegus in 50 treatment-naive patients chronically infected with HCV genotype 1 will be presented at the 43rd Annual Meeting of the European Association for the Study of the Liver (EASL) in Milan, Italy on Friday, April 25, 2008 at 11:15 AM ET (US) and 5:15 PM CEST (Milan). The scientific presentation will be available for download in PDF format immediately following the EASL presentation in the “Events & Presentations” section of the Investor Center on Pharmasset’s website at http://investor.pharmasset.com/events.cfm.

Please see www.clinicaltrials.gov or e-mail clinicaltrials@pharmasset.com for more information.

Conference Call

Pharmasset will host a conference call at 1:00 PM ET (US) and 7:00 PM CEST (Milan) on Friday, April 25, 2008 to discuss the addition of two R7128 cohorts, as well as the results of the 4-week combination study of R7128 presented at EASL.

Dial-in Information:

US/Canada Toll-Free callers: +1 (877) 545-1490

US/Canada Toll or International Toll callers: +1 (719) 325-4884

Live audio of the conference call will be simultaneously broadcast over the internet via a webcast. To access the live webcast, log on to the “Events & Presentations” section of the Investor Center on Pharmasset’s corporate website at http://investor.pharmasset.com/events.cfm.

Please connect to the company’s website at least ten minutes prior to the start of the presentation to ensure adequate time for a reliable connection and any software download that may be necessary to listen to the webcast. The archived replay of the webcast will be available on the Pharmasset website for two weeks following the conference call.

About R7128

R7128 is being developed for the treatment of chronic HCV infection. R7128 is a prodrug of PSI-6130, a cytidine nucleoside analog inhibitor of HCV RNA polymerase. A prodrug is a chemically modified form of a molecule designed to enhance the absorption, distribution and metabolic properties of that molecule. Results from an oral single ascending dose study of PSI-6130 in 24 healthy male volunteers showed that PSI-6130 was generally well tolerated with no serious adverse events in doses up to 3000 mg.

R7128 demonstrated potent, dose-dependent antiviral activity across four prior treatment-failure patient cohorts (n=40) receiving 750 mg or 1500 mg administered either once-daily or twice-daily for 14 days as monotherapy. The greatest mean decrease in HCV RNA from baseline was demonstrated in the patient cohort that received 1500 mg twice-daily, the highest dose of R7128 administered in the study. These patients demonstrated a mean 2.7 log10 IU/mL (>99%) decrease in HCV RNA. There was no evidence of the development of viral resistance in any dose cohort after 14 days of dosing.

In a 4-week Phase 1 combination study that was conducted in 50 treatment- naive patients chronically infected with HCV genotype 1, R7128 demonstrated potent short-term antiviral activity and was generally safe and well tolerated. Eighty-five percent (85%) of patients receiving R7128 1500mg twice- daily (BID) with Pegasys plus Copegus for 4 weeks achieved undetectable HCV RNA levels with safety and tolerability comparable to placebo with Pegasys plus Copegus.

About Hepatitis C

Hepatitis C is a blood-borne infectious disease of the liver and is a leading cause of chronic liver disease and liver transplants. The WHO estimates that nearly 180 million people worldwide, or approximately 3% of the world’s population, are infected with hepatitis C virus (HCV). The CDC has reported that almost four million people in the United States have been infected with HCV, of whom 2.7 million are chronically infected.

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is on the development of oral therapeutics for the treatment of hepatitis B virus (HBV), hepatitis C virus (HCV) and human immunodeficiency virus (HIV).

Pharmasset is currently developing three product candidates. Clevudine, for the treatment of chronic HBV infection, is enrolling Phase 3 clinical trials for registration in North, Central and South America and Europe. Clevudine is already approved for HBV in South Korea and marketed by Bukwang Pharmaceuticals in South Korea under the brand name Levovir. R7128, an oral treatment for chronic HCV infection, is in a 4-week Phase 1 clinical trial in combination with Pegasys(R) plus Copegus(R) through a strategic collaboration with Roche. Racivir, which is being developed for the treatment of HIV in combination with other approved HIV drugs, has completed a Phase 2 clinical trial.

Pegasys(R) and Copegus(R) are registered trademarks of Roche.

Contact

Alan Roemer, Vice President

Investor Relations & Corporate Communications

alan.roemer@pharmasset.com

Office: (609) 613-4125

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including without limitation the risk that adverse events could cause the cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that we cannot enroll enough patients for the Phase 3 registration clinical trial for clevudine, the risk that our collaboration with Roche will not continue or will not be successful and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section of our Annual Report on Form 10-K for the fiscal year ended September 30,

2007 filed with the Securities and Exchange Commission entitled “Risk Factors” and discussions of potential risks and uncertainties in our subsequent filings with the Securities and Exchange Commission.

SOURCE Pharmasset, Inc.

http://www.pharmasset.com

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